FOR IMMEDIATE RELEASE

UNCOMMON GIVING ANNOUNCES CONFIDENTIAL SUBMISSION OF PRELIMINARY OFFERING STATEMENT FOR PROPOSED PUBLIC OFFERING PURSUANT TO REGULATION A

PHOENIX, Ariz. – Sept. 23, 2020 – Uncommon Giving Corporation (“Uncommon”) today announced it has confidentially submitted a preliminary offering statement on Form 1-A (the “Offering Statement”) with the Securities and Exchange Commission (the “SEC”) relating to its proposed public offering (the “Offering”) pursuant to Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This Offering will begin as soon as the Offering Statement is qualified by the SEC.

This notice is being issued pursuant to and in accordance with Rule 255 under the Securities Act. Uncommon is “testing the waters” but is not under any obligation to make an offering under Regulation A. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the Offering Statement filed by the company with the SEC is qualified. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest involves no obligation or commitment of any kind.

“When Uncommon Giving Corporation was founded two years ago, no one could have imagined the disruption people and nonprofits would be facing today,” said founder and CEO Ron Baldwin. “Our vision to awaken generosity and encourage giving to others is more important than ever.”

In July 2020, Uncommon launched its online giving platform, the first in an ecosystem of generosity-related services planned by the for-profit company. Through UncommonGiving.com, people can discover nonprofits, explore causes and give to 1.2 million 501(c)(3) charitable organizations from one, digital giving wallet – a democratized donor-advised fund.

“We want to say to people with the means to help others, ‘You have more to give than you think,’” Baldwin said.

Contacts:
Media and Industry Analysts: Ron Baldwin, Chief Executive Officer, 913.787.3696

Investor Relations: Gina Carlson, Director, Investor Relations, 913.424.8305

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